Ex.99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

August 27, 2008

Voyageur Mutual Funds III
2005 Market Street
Philadelphia, PA 19103

     Re:     Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Select Growth Fund (the “Fund”), which is a series of Voyageur Mutual Funds III, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations (collectively, “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any Excluded Expenses) exceed 1.25% of the Fund’s average daily net assets for the period September 1, 2008 through August 31, 2009. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo

	Name:	Philip N. Russo
	Title:	Executive Vice President
	Date:	August 27, 2008

Your signature below acknowledges
acceptance of this Agreement:

Voyageur Mutual Funds III

By:	/s/ Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	August 27, 2008